Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on November 8, 2007) pertaining to the HemoSense, Inc. Amended and Restated 1997 Stock Plan and HemoSense, Inc. 2005 Equity Incentive Plan of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, included in the Annual Report (Form 10-K) for the year ended December 31, 2006, incorporated by reference in the Current Report on Form 8-K of Inverness Medical Innovations, Inc., dated June 26, 2007, filed with the Securities and Exchange Commission on July 2, 2007, as amended on July 20, 2007, and incorporated by reference in this Registration Statement on Form S-8.

/s/ Ernst & Young, LLP
San Diego, California
November 8, 2007